Exhibit 99.1

Lands' End Announces Fourth Quarter and Fiscal 2020 Results

Fourth Quarter results exceed previously updated guidance

Global eCommerce revenue increased 7.5% compared to the Fourth Quarter last year

Global new customers increased by 13.7% compared to the Fourth Quarter last year

Initiates Fiscal 2021 Outlook

DODGEVILLE, Wis., March 17, 2021 (GLOBE NEWSWIRE) - Lands' End, Inc. (NASDAQ: LE) today announced financial results for the fourth quarter and fiscal year ended January 29, 2021 compared to the fourth quarter and fiscal year ended January 31, 2020.

Fiscal Fourth Quarter Financial Highlights:

•

For the fourth quarter, net revenue decreased 2.0% to $538.4 million, compared to $549.5 million in the fourth quarter last year. Excluding the approximately $40.0 million impact from the American Airlines launch from the prior year period, net revenue would have increased by 5.6%.

◦

Global eCommerce net revenue increased 7.5% for the fourth quarter, driven by Europe eCommerce increasing 38.0% and U.S. eCommerce growing 3.7% which included an increase in the total global buyer file by 5.0% with an increase of 13.7% in new customers.

◦	Third Party net revenue, which includes U.S. wholesale revenues and sales on third party marketplaces, increased to $21.3 million, a 298.2% increase as compared to the fourth quarter last year.
◦

Outfitters net revenue declined 54.2% to $43.0 million due in part to the lapping of the American Airlines launch in the fourth quarter of 2019.  Excluding the impact from the American Airlines launch, net revenue would have decreased 20.8% due to decreased customer demand from the COVID-19 pandemic.

•

Gross margin decreased approximately 30 basis points to 39.5% as compared to 39.8% in the fourth quarter last year.  Gross margin declined due to increased shipping costs and surcharges, as well as sales mix from the Third Party business, largely offset by improved promotional strategies and continued use of data analytics.

•

Selling and administrative expenses decreased $2.7 million to $166.7 million or 31.0% of net revenue, compared to $169.4 million or 30.8% of net revenue, in the fourth quarter of last year.  The 20 basis point increase was driven by the deleverage from the American Airlines launch partially offset by strong controls of operating expenses and structural costs.

•	Net income was $19.9 million or $0.60 per diluted share, as compared to net income of $25.5 million or $0.78 per diluted share in the fourth quarter of fiscal 2019.

•	Adjusted EBITDA decreased 6.5% to $46.1 million in the fourth quarter of fiscal 2020 compared to $49.3 million in the fourth quarter of fiscal 2019.

Jerome Griffith, Chief Executive Officer, stated, “The strength and resilience of our business model as well as the diligence and endurance of our teams was clearly demonstrated over the past year. From the onset of the pandemic, we moved swiftly to protect our business while at the same time maintaining our focus on the execution of our strategic pillars.  We were well positioned to capitalize on the accelerated shift to online as a digitally-led company and we benefited from the investments we made to advance our competitive strengths. This enabled us to drive high-single digit growth in our global eCommerce sales and double-digit growth in Adjusted EBITDA in Fiscal 2020. Looking ahead, we remain excited about the significant growth opportunity that lies ahead as we further advance our initiatives and continue to adapt to the changing consumer environment. With a strong foundation largely in place, we are confident that Lands’ End will thrive in this digital-first environment.”

Fiscal Full Year Financial Highlights:

•

For the fiscal year, net revenue decreased 1.6% to $1.43 billion compared to $1.45 billion in the prior year.  Excluding the approximately $36.0 million net impact from the American Airlines launch, net revenue would have increased by 0.9%.

◦	Global eCommerce net revenue increased 8.6% for fiscal year, driven by U.S. eCommerce increasing 5.7% and Europe eCommerce growing 29.7%.
◦	Third Party net revenue increased 192.6% with the launch of the Kohl’s business in the third quarter of 2020.
◦	Outfitters net revenue declined 39.0%. Excluding the impact from the American Airlines launch, net revenue would have decreased 30.7%.

•

Gross margin decreased approximately 50 basis points to 42.4% compared to 42.9% in fiscal 2019. Gross margin declined due to increased shipping costs and surcharges, partially offset by improved promotional strategies and continued use of data analytics.

•	Selling and administrative expenses decreased $25.1 million and 110 basis points to $518.9 million or 36.4% of net revenue, compared to $544.0 million or 37.5% of net revenue, in fiscal 2019.

•	Net income was $10.8 million, or $0.33 earnings per diluted share. This compares to Net income of $19.3 million or $0.60 earnings per diluted share in fiscal 2019.

•	Adjusted EBITDA grew by 11.6% to $87.0 million compared to $77.9 million in fiscal 2019.

Full Year Fiscal 2020 Business Highlights:

•

Increased the total global buyer file by 6.1% with an increase of 20.6% in new customers driven by data-driven initiatives in analytics, eCommerce technology and marketing combined with a comfort-oriented product assortment.

•

Successfully launched Lands’ End product on Kohls.com and in 150 Kohl’s stores on September 30, 2020. Based on strong early results, the Company plans to expand the Lands’ End assortment and increase the number of points of distribution to 300 Kohl’s stores in 2021.

•

Completed the refinancing of the Company’s debt facilities with the closing of a $275.0 million term loan facility on September 9, 2020 and an increase in its revolving asset-based senior secured credit facility from $175.0 million to a maximum of $275.0 million in borrowings.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents were $33.9 million as of January 29, 2021, compared to $77.1 million as of January 31, 2020.

Net cash provided by operations was $91.6 million for the 52 weeks ended January 29, 2021, compared to $27.3 million for the 52 weeks ended January 31, 2020.

Inventories, net, was $382.1 million as of January 29, 2021, and $375.7 million as of January 31, 2020.

As of January 29, 2021 the Company had $25.0 million of borrowings outstanding and $223.0 million of availability under its asset-based senior secured credit facility. Additionally, as of January 29, 2021, the Company had $271.6 million of term loan debt outstanding compared to $385.4 million of term loan debt outstanding at the end of last year.

Outlook

Jim Gooch, President and Chief Financial Officer, stated, “We ended the year with a healthy balance sheet reflecting strong free cash flow generation as well as disciplined capital management. As we look ahead, we will maintain our focus on driving continued momentum in our global eCommerce business, progressing the recovery of our Outfitters business and further advancing our third-party and marketplace growth strategies.  The investments we have made in our business, combined with the continued execution of our strategies, positions us to deliver sustainable long-term growth and drive increased shareholder value.”

For the first quarter of fiscal 2021 the Company expects:

•	Net revenue to be between $275 million and $285 million.
•	Net loss to be between $10.5 million and $8.0 million, and diluted loss per share to be between $0.32 and $0.25.
•	Adjusted EBITDA in the range of $4.0 million to $7.0 million.

For the first half of fiscal 2021 the Company expects:

•	Net revenue to be between $600 million and $620 million.
•	Net loss to be between $16.5 million and $11.5 million, and diluted loss per share to be between $0.50 and $0.36.
•	Adjusted EBITDA in the range of $14.0 million to $20.0 million.

For fiscal 2021 the Company expects:

•	Net revenue to be between $1.52 billion and $1.57 billion.
•	Net income to be between $11.0 million and $19.0 million, and diluted earnings per share to be between $0.34 and $0.58.
•	Adjusted EBITDA in the range of $88.0 million to $98.0 million.
•	Capital Expenditures of approximately $26.0 million.

Conference Call

The Company will host a conference call on Wednesday, March 17, 2021, at 8:30 a.m. ET to review its fourth quarter and full year financial results and related matters. The call may be accessed through the Investor Relations section of the Company's website at http://investors.landsend.com or by dialing (866) 753-5836.

About Lands' End, Inc.

Lands' End, Inc. (NASDAQ:LE) is a leading uni-channel retailer of casual clothing, accessories, footwear and home products. We offer products online at www.landsend.com, on third party online marketplaces and through our own Company Operated stores, as well as, third-party retail locations. We are a classic American lifestyle brand with a passion for quality, legendary service and real value, and seek to deliver timeless style for women, men, kids and the home.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the Company’s growth opportunity as it advances its initiatives and adapts to the changing consumer environment; the Company’s prospects in a digital-first environment; plans to expand the assortment of Lands’ End products available in Kohl’s and the number of Kohl’s stores carrying Lands’ End product; the Company’s focus on driving continued momentum in its global eCommerce business, progressing the recovery of the Outfitters business and further advancing its third-party and marketplace growth strategies;  the Company’s assessment of its ability to execute its long-term growth strategies and the expected benefits of those strategies; the Company’s prospects for sustainable long-term growth and ability to drive increased shareholder value; and the Company’s outlook and expectations as to net revenue, net income, earnings per share and Adjusted EBITDA for the first quarter, the first half and the full fiscal year 2021 and estimated capital expenditures for the fiscal year 2021. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the impact of COVID-19 on operations, customer demand and the Company’s supply chain, as well as its consolidated results of operation, financial position and cash flows; the Company may be unsuccessful in implementing its strategic initiatives, or its initiatives may not have their desired impact on its business; the Company’s ability to offer merchandise and services that customers want to purchase; changes in customer preference from the Company’s branded merchandise; the Company’s results may be materially impacted if tariffs on imports to the United States increase and it is unable to offset the increased costs from current or future tariffs through pricing negotiations with its vendor base, moving production out of countries impacted by the tariffs, passing through a portion of the cost increases to the customer, or other savings opportunities; customers' use of the Company’s digital platform, including customer acceptance of its efforts to enhance its eCommerce websites, including the Outfitters website; customer response to the Company’s marketing efforts across all types of media; the Company’s maintenance of a robust customer list; the Company’s retail store strategy may be unsuccessful; the Company’s relationship with Kohl’s may not develop as planned or have its desired impact; the Company’s dependence on information technology and a failure of information technology systems, including with respect to its eCommerce operations, or an inability to upgrade or adapt its systems; fluctuations and increases in costs of raw materials; impairment of the Company’s relationships with its vendors; the Company’s failure to maintain the security of customer, employee or company information; the Company’s failure to compete effectively in the apparel industry; legal, regulatory, economic and political risks associated with international trade and those markets in which the Company conducts business and sources its merchandise; the Company’s failure to protect or preserve the image of its brands and its intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide the Company with services in connection with certain aspects of its business to perform their obligations; the Company’s failure to timely and effectively obtain shipments of products from its vendors and deliver merchandise to its customers; reliance on promotions and markdowns to encourage customer purchases; the Company’s failure to efficiently manage inventory levels; unseasonal or severe weather conditions; the adverse effect on the Company’s reputation if its independent vendors do not use ethical business practices or comply with applicable laws and regulations; assessments for additional state taxes; incurrence of charges due to impairment of goodwill, other intangible assets and long-lived assets; the impact on the Company’s business of adverse worldwide economic and market conditions, including economic factors that negatively impact consumer spending on discretionary items; potential indemnification liabilities to Sears Holdings pursuant to the separation and distribution agreement in connection with the Company’s separation from Sears Holdings; the ability of the Company’s principal shareholders to exert substantial influence over the Company; potential liabilities under fraudulent conveyance and transfer laws and legal capital requirements; and other risks, uncertainties and factors discussed in the "Risk Factors" section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020, and subsequent Quarterly Reports on Form 10-Q, as well as in the Company’s Current Report on Form 8-K dated June 2, 2020. The Company intends the forward-looking statements to speak only as of the time made and does not undertake to update or revise them as more information becomes available, except as required by law.

CONTACTS

Lands' End, Inc.

James Gooch

President and Chief Financial Officer

(608) 935-9341

Investor Relations:

ICR, Inc.

Jean Fontana

(646) 277-1214

Jean.Fontana@icrinc.com

-Financial Tables Follow-

LANDS’ END, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands except per share data)	January 29, 2021	January 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$33,933	$77,148
Restricted cash	1,861	2,149
Accounts receivable, net	37,574	50,953
Inventories, net	382,106	375,670
Prepaid expenses and other current assets	40,356	39,458
Total current assets	495,830	545,378
Property and equipment, net	145,288	157,665
Operating lease right-of-use asset	35,475	38,665
Goodwill	106,700	110,000
Intangible asset, net	257,000	257,000
Other assets	5,215	4,921
TOTAL ASSETS	$1,045,508	$1,113,629
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$13,750	$5,150
Accounts payable	134,007	158,436
Lease liability - current	5,183	5,864
Other current liabilities	161,982	114,116
Total current liabilities	314,922	283,566
Long-term borrowings on ABL Facility	25,000	—
Long-term debt, net	245,632	378,657
Lease liability - long-term	37,811	39,841
Deferred tax liabilities	47,346	57,651
Other liabilities	5,094	5,532
TOTAL LIABILITIES	675,805	765,247
Commitments and contingencies
STOCKHOLDERS' EQUITY
Common stock, par value $0.01 - authorized: 480,000 shares; issued and outstanding: 32,614 and 32,382, respectively	326	324
Additional paid-in capital	369,372	360,656
Retained earnings	11,226	390
Accumulated other comprehensive loss	(11,221)	(12,988)
TOTAL STOCKHOLDERS' EQUITY	369,703	348,382
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,045,508	$1,113,629

LANDS’ END, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
(in thousands except per share data)	January 29, 2021	January 31, 2020	January 29, 2021	January 31, 2020
REVENUES
Net revenue	$538,374	$549,478	$1,427,448	$1,450,201
Cost of sales (excluding depreciation and amortization)	325,554	330,720	821,595	828,309
Gross profit	212,820	218,758	605,853	621,892

Selling and administrative	166,733	169,442	518,897	543,962
Depreciation and amortization	9,552	8,035	37,343	31,136
Other operating expense, net	556	1,454	8,471	1,357
Total costs and expenses	176,841	178,931	564,711	576,455
Operating income	35,979	39,827	41,142	45,437
Interest expense	8,522	5,798	27,754	25,987
Other (income) expense, net	(113)	(273)	796	(1,912)

Income before income taxes	27,570	34,302	12,592	21,362
Income tax expense	7,643	8,786	1,756	2,072
NET INCOME	$19,927	$25,516	$10,836	$19,290

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO STOCKHOLDERS
Basic:	$0.61	$0.79	$0.33	$0.60
Diluted:	$0.60	$0.78	$0.33	$0.60

Basic weighted average common shares outstanding	32,611	32,374	32,566	32,343
Diluted weighted average common shares outstanding	33,471	32,508	32,652	32,345

Use and Definition of Non-GAAP Financial Measures

Adjusted EBITDA - In addition to our Net income, for purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA"), which is adjusted to exclude certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our business, as well as for executive compensation metrics, for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes several important cash and non-cash recurring items.

The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance, and useful to investors, because:

•	EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax.
•

Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results. We have adjusted our results for these items to make our statements more comparable and therefore more useful to investors as the items are not representative of our ongoing operations.

◦

For the 13 weeks and 52 weeks ended January 29, 2021 and January 31, 2020 we excluded the impacts of corporate restructuring which includes severance for the reduction in corporate staff in the second quarter of fiscal 2020 and closure of school uniform showrooms in Fiscal 2019.

◦	For the 13 weeks and 52 weeks ended January 29, 2021 and January 31, 2020 we excluded the impacts of impairment including goodwill impairment and non-cash write down of certain long-lived assets.
◦

For the 13 weeks and 52 weeks ended January 29, 2021 and January 31, 2020 we excluded the impacts of gain or loss on property and equipment as management considers the gains or losses on asset valuation to result from investing decisions rather than ongoing operations.

Reconciliation of Non-GAAP Financial Information to GAAP

(Unaudited)

	13 Weeks Ended		13 Weeks Ended
	January 29, 2021		January 31, 2020
(in thousands)	$’s	% of Net Sales	$’s	% of Net Sales
Net income	$19,927	3.7%	$25,516	4.6%
Income tax expense	7,643	1.4%	8,786	1.6%
Other income, net	(113)	(0.0)%	(273)	(0.0)%
Interest expense	8,522	1.6%	5,798	1.1%
Operating income	35,979	6.7%	39,827	7.2%
Depreciation and amortization	9,552	1.8%	8,035	1.5%
Other operating expense	250	0.0%	—	—%
Corporate restructuring	—	—%	357	0.1%
Goodwill and long-lived asset impairment	—	—%	1,365	0.2%
Loss (gain) on disposal of property and equipment	306	0.1%	(268)	(0.0)%
Adjusted EBITDA	$46,087	8.6%	$49,316	9.0%

	52 Weeks Ended		52 Weeks Ended
	January 29, 2021		January 31, 2020
(in thousands)	$’s	% of Net Sales	$’s	% of Net Sales
Net income	$10,836	0.8%	$19,290	1.3%
Income tax expense	1,756	0.1%	2,072	0.1%
Other expense (income), net	796	0.1%	(1,912)	(0.1)%
Interest expense	27,754	1.9%	25,987	1.8%
Operating income	41,142	2.9%	45,437	3.1%
Depreciation and amortization	37,343	2.6%	31,136	2.1%
Other operating expense	383	0.0%	—	—%
Corporate restructuring	2,941	0.2%	258	0.0%
Goodwill and long-lived asset impairment	3,844	0.3%	1,365	0.1%
Loss (gain) on disposal of property and equipment	1,303	0.1%	(266)	(0.0)%
Adjusted EBITDA	$86,956	6.1%	$77,930	5.4%

First Quarter Fiscal 2021 Guidance	13 Weeks Ended
(in millions)	April 30, 2021
Net loss	$10.5	-	$8.0
Depreciation, interest, other income, taxes and other adjustments	14.5	-	15.0
Adjusted EBITDA	$4.0	-	$7.0

First Half Fiscal 2021 Guidance	13 Weeks Ended
(in millions)	July 30, 2021
Net loss	$16.5	-	$11.5
Depreciation, interest, other income, taxes and other adjustments	30.5	-	31.5
Adjusted EBITDA	$14.0	-	$20.0

Fiscal 2021 Guidance	52 Weeks Ended
(in millions)	January 28, 2022
Net income	$11.0	-	$19.0
Depreciation, interest, other income, taxes and other adjustments	77.0	-	79.0
Adjusted EBITDA	$88.0	-	$98.0

LANDS’ END, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	52 weeks ended
(in thousands)	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	10,836	$19,290
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,343	31,136
Amortization of debt issuance costs	3,110	1,722
Loss (gain) on disposal of property and equipment	1,303	(266)
Stock-based compensation	9,201	8,690
Deferred income taxes	(10,770)	(456)
Goodwill impairment	3,300	—
Other	1,852	1,635
Change in operating assets and liabilities:
Accounts receivable, net	15,012	(13,741)
Inventories	(4,081)	(53,819)
Accounts payable	(21,208)	32,716
Other operating assets	(376)	(3,167)
Other operating liabilities	46,111	3,549
Net cash provided by operating activities	91,633	27,289
CASH FLOWS FROM INVESTING ACTIVITIES
Sales of property and equipment	—	906
Purchases of property and equipment	(30,149)	(38,878)
Net cash used in investing activities	(30,149)	(37,972)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under ABL Facility	235,000	99,550
Payments of borrowings under ABL Facility	(210,000)	(99,550)
Proceeds from issuance of term loan	266,750	—
Payments on term loan	(388,825)	(105,150)
Payments of employee withholding taxes on share-based compensation	(483)	(763)
Payment of debt issuance costs	(5,517)	—
Net cash used in financing activities	(103,075)	(105,913)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(1,912)	540
NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(43,503)	(116,056)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF YEAR	79,297	195,353
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF YEAR	$35,794	$79,297
SUPPLEMENTAL CASH FLOW DATA
Unpaid liability to acquire property and equipment	$3,245	$7,364
Income taxes paid, net of refunds	$288	$3,069
Interest paid	$21,595	$23,728